                                                                    EXHIBIT 99.1


(technotrans LOGO)                                                (BALDWIN LOGO)

JOINT PRESS RELEASE

technotrans AND BALDWIN EXECUTE LETTER OF INTENT FOR ACQUISITION OF BALDWIN AT $2.50 PER SHARE IN CASH

technotrans and Baldwin plan to build world leading supplier to the printing industry - Combined entity would have broader product offering and larger global market footprint

SASSENBERG/GERMANY AND SHELTON, CT/U.S., DECEMBER 12, 2003. A transatlantic merger to build a world-wide leading supplier to the printing industry: technotrans AG [Deutsche Borse: TTR; ISIN DE0007449001] and Baldwin Technology Company, Inc. [AMEX: BLD; ISIN US0582641025] today announced that they have signed a non-binding Letter of Intent (LOI) whereby technotrans would acquire, through a one-step merger, all outstanding shares of Class A and Class B Common Stock of Baldwin for a price of $ 2.50 per share in cash.

Due to higher demands for efficiency from their customers, offset printing press machinery suppliers are facing increased pressure to provide comprehensive, integrated solutions. "By combining Baldwin's excellent know-how, especially in automated cleaning systems, with technotrans' successful liquid technology, both companies together could better address customer demands," stated technotrans CEO Heinz Harling.

Baldwin Chairman and CEO Gerald A. Nathe said, "While Baldwin has a proud tradition as an independent company and as a leader in the design and manufacture of printing press accessories and controls, we have come to the conclusion that, should Baldwin and technotrans reach a definitive agreement, the proposed transaction would be in the best interest of our stockholders."

The combined entity would have an increased presence in Germany, Japan and the U.S., the world's most important markets of the graphic arts industry. Additionally, by combining their respective product offerings and sales forces, technotrans and Baldwin would broaden their customer base. The combined entity's stockholder value is expected to be enhanced through optimised use of resources.

technotrans and Baldwin have decided to announce the transaction plans in advance of the signing of a definitive agreement in order to avoid industry rumours while proceeding with the intended merger. The contemplated transaction is subject to confirmatory due diligence, execution of definitive acquisition documentation, respective board approvals, financing by technotrans, and other requirements and contingencies typical in a transaction of this nature. The signing of a binding merger agreement is expected in January 2004.

No action is required by Baldwin stockholders at this time. Should a merger agreement be signed, Baldwin will send to its stockholders a proxy statement informing them of any required actions.

About technotrans

technotrans is a global systems supplier and fully equips all leading makes of printing press ex works. Its core expertise of liquid technology is translated systematically into new areas of application; thus successfully expanding technotrans' product range over the last decades. technotrans is active at 13 locations, across three areas of business: Print, Micro Technologies and Services. The company employed a staff of 621 at FYE 2002 and generated revenue of EUR 117.0m in FY 2002. technotrans AG is based in Sassenberg, Germany, and has sales and service offices around the world. Since 1998, technotrans has been listed on the German Stock Exchange in Frankfurt.

About Baldwin

Baldwin Technology Company, Inc. is a leading global manufacturer of accessories and controls for the printing and publishing industry. Baldwin supplies customer driven integrated solutions supporting market-leading automated cleaning, dampening and temperature control products and systems, suitable for installation on new or existing sheet-fed, web offset and newspaper presses. The company employed a staff of 533 at FYE 2002/2003 and generated revenue of $134.2m in FY 2002/2003. Established in 1918, Baldwin is headquartered in Shelton, Connecticut, USA and has sales and service offices around the world. Since 1987, Baldwin has been listed on the American Stock Exchange.

This Release contains statements that may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to Baldwin's Form 10-K Report for the year ended June 30, 2003 for factors that may impact actual results.

Baldwin plans to file a proxy statement concerning the merger with the Securities and Exchange Commission (SEC) following the signing of a definitive agreement. Baldwin stockholders are urged to read the proxy statement when it becomes available and any other relevant materials filed with the SEC because they will contain important information. Baldwin stockholders will be able to obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, Baldwin stockholders may obtain free copies of the documents by requesting them in writing from Baldwin Technology Company, Inc., 12 Commerce Drive, Shelton, CT 06484-0941,
Attention: Investor Relations.

Baldwin and its directors and officers may be deemed to be participants in the solicitation of proxies from Baldwin's stockholders in connection with the contemplated transaction. Baldwin stockholders may obtain more detailed information regarding the direct and indirect interests of participants in such solicitation by reading the proxy statement when it becomes available.

technotrans contact:
      Thessa Roderig, +49 (0) 2583 301 887

Baldwin contact:
      Helen P Oster, +1 203 402 1004

Media and analyst press conferences via telephone:
      Date:  Friday, December 12, 2003
      Time:  10:00 Central European Time
      Call-in number: +49 (69) 27 11 3 400